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                                                                     EXHIBIT 4.2

                                 AMENDMENT NO. 1
                                       to
                      PREFERRED STOCK INVESTMENT AGREEMENT

        THIS AMENDMENT NO. 1 to PREFERRED STOCK INVESTMENT AGREEMENT ("Amendment") is dated as of December 14, 1998 between SciClone Pharmaceuticals, Inc., a California corporation ("SciClone") and Halifax Fund, L.P. ("Halifax"). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Preferred Stock Investment Agreement (the "Agreement") dated as of March 27, 1998 among SciClone, Halifax, Themis Partners L.P. ("Themis") and Heracles Fund ("Heracles").

                              W I T N E S S E T H:

        WHEREAS, SciClone, Halifax, Themis and Heracles entered into the Agreement, pursuant to which SciClone issued and sold shares of its Series C Convertible Preferred Stock ("Series C Shares") to Halifax, Themis and Heracles.

        WHEREAS, prior to this Amendment, each of Themis and Heracles has converted all of its Series C Shares to Common Stock of the Company and sold such Common Stock pursuant to an effective registration statement; and

        WHEREAS, SciClone and Halifax desire to amend the Agreement to increase the limitation on a holder's right to convert Series C Shares.

        NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                    AGREEMENT

        Section 1.1 Section 1.5 of the Agreement is hereby amended and restated in its entirety as follows:

        "Section 1.5 Limitation on Holder's Right to Convert. Notwithstanding anything to the contrary contained herein, no Preferred Share may be converted by a holder to the extent that, after giving effect to Common Shares to be issued pursuant to a Conversion Notice, the total number of Common Shares deemed beneficially owned by such holder (other than by virtue of the ownership of Series C Preferred Stock or ownership of other securities that have limitations on a holder's rights to convert or exercise similar to those limitations set forth herein), together with all Common Shares deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the



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Act) that would be aggregated for purposes of determining whether a group under
Section 13(d) of the Securities Exchange Act of 1934 exists, would exceed 9.9% of the total issued and outstanding shares of the Corporation's Common Stock, provided that each holder shall have the right to waive this restriction, in whole or in part, upon 61 days prior notice to SciClone. The delivery of a Conversion Notice by any holder shall be deemed a representation by such holder that it is in compliance with this Section 1.5. A transferee of the Series C Preferred Stock shall not be bound by this provision unless it expressly agrees to be so bound. The term "deemed beneficially owned" as used in this Agreement shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Series C Preferred Stock."

        Section 1.2 Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

                                   ARTICLE II

                                  MISCELLANEOUS

        Section 2.1 No Third Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

        Section 2.2 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to such state's principles of conflict of laws.

        Section 2.3 Execution. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.





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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


SCICLONE:                                      INVESTOR:

SCICLONE PHARMACEUTICALS, INC.                 HALIFAX FUND, L.P.
                                               By:  THE PALLADIN GROUP, L.P.
                                                      Attorney-in-fact

By: /s/ Donald R. Sellers                      By:  PALLADIN CAPITAL
    ----------------------------                    MANAGEMENT, L.L.C.,
Name: Donald R. Sellers                             General Partner
Title: President and Chief Executive Officer

                                               By: /s/ Jeffrey E. Devers
                                                   -----------------------------
                                               Name: Jeffrey E. Devers
                                               Title:  Duly Authorized Signatory



                      [SIGNATURE PAGE TO AMENDMENT NO. 1 to
                       PREFERRED STOCK PURCHASE AGREEMENT]



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